SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                   PRELIMINARY PROXY STATEMENT
 PURSUANT TO SECTION 14A OF THE SECURITIES EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant    []

Check the appropriate box:

[X] Preliminary Proxy Statement
[] Confidential, for Use of the Commission Only (as permitted by
       Rule 14a-6(e)(2))
[] Definitive Proxy Statement
[] Definitive Additional Materials
[] Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                            BICO, INC.
           (Name of Registrant as Specified in its Charter)


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                           PRELIMINARY


                           BICO, INC.
                     2275 SWALLOW HILL ROAD
                      PITTSBURGH, PA 15220



April 16, 2001


Dear Stockholder:

     You are invited to attend a Special Meeting of Stockholders to be held on May 17, 2001 at the Holiday Inn in Washington, PA at 9:00 a.m., Eastern Standard Time.

     The accompanying Notice of Special Meeting and Proxy
Statement provide information about the matter to be acted upon by the stockholders.

     Our Board of Directors appreciates your continued support and urges you to vote FOR the item presented.



Sincerely,




Fred E. Cooper

CEO


PRELIMINARY

                           BICO, INC.
                     2275 Swallow Hill Road
                      Pittsburgh, PA  15220
                     Telephone 412-349-1811

            NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 17, 2001




The Special Meeting of the stockholders of BICO, Inc., a Pennsylvania Corporation will be held at the Holiday Inn, Washington, Pennsylvania, on May 17, 2001 at 9:00 a.m., local time, for the following purpose:

1. To amend our Articles of Incorporation, as amended; to increase the number of authorized shares of common stock to 2,500,000,000, as set forth in the proxy statement.

                         By Order of the Board of Directors


                         ___________________________________
                         Anthony J. Feola, Secretary



Date:  April 16, 2001



PLEASE NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
 SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.


If you can't attend the Special Meeting in person, you should fill out and mail the enclosed proxy card as soon as you can to:
Proxy Tabulation Dept., Chase Mellon Shareholder Services, 450 West 33rd Street, 15th Floor, New York, New York 10001. We'd appreciate your prompt response via proxy. For your vote to count, you need to return your proxy card by May16, 2001. You can change your vote by either: sending a written notice to our secretary, Anthony J. Feola; by sending a new proxy with a later date; or by coming to the meeting and changing your vote in person.

PRELIMINARY



                           BICO, Inc.
             The Bourse, Building 2500, Second Floor
         2275 Swallow Hill Road | Pittsburgh, PA  15220
              (412) 429-0673   FAX  (412) 279-1367


                           BICO, INC.

     We plan to mail this Proxy Statement by April 16, 2001


                         PROXY STATEMENT
               FOR SPECIAL MEETING OF STOCKHOLDERS
                          May 17, 2001

     Our board of directors sent this proxy to you. If you send in your proxy card and want to change your vote, you can do so in one of three ways:

     (1) Send a written notice to our secretary, Anthony J. Feola at our address noted above
     (2)  Send a new proxy with a later date than the first one
     (3)  Come to the meeting and change your vote in person.


     We're paying for all the costs and expenses to send this proxy to you. Those costs include reimbursements to other people who send proxies for us.

     February 19, 2001 was the record date for this meeting. Record date means that only the people who owned our stock on February 19, 2001 are allowed to vote at this meeting and get this proxy. Each share of our common stock is entitled to one vote. We had 1,383,704,167 shares outstanding as of that record date.


          SOLICITATION OF PROXIES AND VOTING PROCEDURES

     Our board of directors is soliciting this proxy. We are paying the expenses of this solicitation, including the cost of preparing, handling, printing and mailing the notice of special meeting, proxy and proxy statement. We estimate that it will cost about $200,000. Part of that total includes fees we'll pay to Chase Mellon Shareholder Services, our registrar and transfer agent, for its assistance in the solicitation of proxies. We'll also reimburse brokers and other persons holding shares in their names or those of their nominees for their expenses for sending proxy materials to stockholders and obtaining their proxies.

     We urge you to specify your choice, date, and sign and
return the enclosed proxy in the enclosed envelope.   We'd
appreciate your prompt response. Each share of our common stock outstanding as of the record date is entitled to one vote on each matter submitted to the stockholders for a vote at the meeting. The matters submitted to a vote at the meeting will be decided by the vote of a majority of all votes cast in person or by proxy at the meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum, but will not be considered as votes cast in determining whether the stockholders have approved a matter. If a broker or other record holder or nominee indicates on a proxy that it does not have authority as to certain shares to vote on a particular matter (commonly referred to as "broker non-votes"), those shares will not be considered as present and entitled to vote with respect to that matter.

Transfer Agent

     ChaseMellon Shareholder Services in New York, New York acts as our registrar and transfer agent for our common and preferred stock. We act as our own warrant registrar transfer agent.


                    DESCRIPTION OF SECURITIES

   Our authorized capital currently consists of 1,700,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share.

Preferred Stock

   Our Articles of Incorporation authorize the issuance of a maximum of 500,000 shares of cumulative convertible preferred stock, and authorize our board of directors to define the terms of each series of preferred stock. In December 1999, our board of directors authorized the creation of a Series F convertible preferred stock. As of December 31, 2000, all of the shares of that Series F preferred stock had been converted to common stock, and we had zero shares of preferred stock outstanding.

     As of February 19, 2001 we had no outstanding shares of preferred stock.

Common Stock

     Holders of our common stock are entitled to one vote per share for each share held of record on all matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of the directors, and the holders of the remaining common stock would not be able to elect any of the directors. Subject to preferences that may be applicable to the holders of our preferred stock, if any, the holders of our common stock are entitled to receive dividends that may be declared by our board of directors.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders. The holders of our common stock have no preemptive, redemption, conversion or subscription rights. As of February 19, 2001, we had 1,383,704,167 shares of our common stock outstanding.

Dividends

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. We expect to use any excess funds generated from our operations for working capital and to continue to fund our various projects.

   Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.

Subordinated Convertible Debentures

   Beginning in December 2000, we issued subordinated convertible debentures that have a one-year term and are due in 2001 and 2002. The debentures earn interest at 4% and are convertible into shares of common stock. As of February 19, 2001, we had $6,290,659 in subordinated debentures outstanding. Our debentureholders cannot vote at this meeting. Only our stockholders can vote.

   Our debentures are not secured by any of our assets, and are subordinate to our corporate debt, except for related-party debt. The debentures are convertible beginning 90 days from issuance. Our debentures can be converted to our common stock at a price that is determined by computing 80% of the average closing bid price for the four days prior to and the day of conversion - or a 20% discount to a five-day average trading price. There is no minimum conversion price, so the lower the bid price of our stock, the more shares we will need to issue when our debentures are converted - there is no limit on the number of shares of our common stock that our debentures can be converted into. This means that, if our stock price is low, the debenture holders could own a large percentage of our outstanding common stock - except that they have each agreed not to own more than 5% of our common stock at any one time. We can redeem our debentures.

Employment Agreement Provisions Related to Changes in Control

   We have employment agreements with Fred E. Cooper, Anthony J. Feola, Glenn Keeling, Michael P. Thompson and two non-executive officer employees. The agreements provide that in the event of a "change of control", we must: issue to Mr. Cooper shares of common stock equal to 5%; issue to Mr. Feola 4%; issue to Mr. Keeling 3%; and issue to Mr. Thompson and the two non-executive officer employees 2% each of our outstanding shares of common stock. For purposes of these agreements, a change of control is
deemed to occur: when 20% or more of our   outstanding voting
stock is acquired by any person; or when 1/3 or more of our directors are not continuing directors, as defined in the agreements; or when a controlling influence over our management or policies is exercised by any person or by persons acting as a group within the meaning of the federal securities laws.

Warrants

     As of February 19, 2001, we had outstanding warrants to purchase 32,078,160 shares of our common stock. These warrants have exercise prices ranging from $.06 to $3.20 per share and expiration dates through February 1, 2006, and are held by members of our scientific advisory board, certain employees, officers, directors, loan guarantors, and consultants.

   Holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of our common stock for any purpose until the warrant holder properly exercises the warrant and pays the exercise price.

                  MARKET PRICE FOR COMMON STOCK

     Our common stock trades on the electronic bulletin board under the symbol "BIKO". On February 20, 2001, the closing bid price for the common stock was $.098 per share. The following table sets forth the high and low bid prices for our common stock during the calendar periods indicated, through December 31, 2000. Because our stock trades on the electronic bulletin board, you should know that these stock price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and they may not necessarily represent actual transactions.


Calendar Year                      High            Low
and Quarter

1998            First Quarter    $ .250          $ .0937
                Second Quarter   $ .1875         $ .0313
                Third Quarter    $ .359          $ .0313
                Fourth Quarter   $ .126          $ .049

1999            First Quarter    $ .084          $ .049
                Second Quarter   $ .340          $ .048
                Third Quarter    $ .125          $ .070
                Fourth Quarter   $ .099          $ .050

2000            First Quarter    $1.050          $.051
                Second Quarter   $.400           $.160
                Third Quarter    $.184           $.12
                Fourth Quarter   $.122           $.049

     We have approximately 128,000 holders, including those who hold in street name, of our common stock, and no holders of our preferred stock.


                     SELECTED FINANCIAL DATA


                     YEARS ENDED DECEMBER 31st

                2000         1999        1998         1997          1996

Total Assets$21,930,070  $15,685,836  $9,835,569   $12,981,300  $14,543,991

Long-Term
Obligations $ 2,211,537  $ 1,338,387  $1,412,880   $ 2,697,099  $ 2,669,727

Working
Capital     $   754,368  $ 4,592,935 ($9,899,008)  $   888,082  $ 1,785,576

Preferred
Stock       $       0    $   720,000  $  0         $   0        $   0

Net Sales   $   340,327  $   112,354  $1,145,968   $ 1,155,907  $   597,592

TOTAL
REVENUES    $   345,874  $   165,251  $1,196,180   $ 1,260,157  $   600,249

Other
Income      $   589,529  $ 1,031,560  $  182,033   $  165,977   $   176,478

Warrant
Extensions  $5,233,529   $ 4,669,483  $  0         $4,046,875   $ 9,175,375

Benefit
(Provision)
for Income  $  0         $  0         $  0         $   0        $   0
Taxes

Net Loss   ($42,546,303)($38,072,578)($22,402,644)($30,433,177)($24,045,702)

Net Loss
Per Common
Share:
  Basic    ($.04)       ($.05)       ($.08)       ($.43)       ($.57)
  Diluted  ($.04)       ($.05)       ($.08)       ($.43)       ($.57)

Cash
Dividends
Per Share:
 Preferred  $  0         $  0         $   0        $   0        $  0
 Common     $  0         $  0         $   0        $   0        $  0


     For more information, you should read our Form 10-K for the year ended December 31, 2000, which you can get from us by following the directions on the last page of this proxy.

             INCREASE IN NUMBER OF AUTHORIZED SHARES

     Our Articles of Incorporation, as amended, authorize the issuance of 1,700,000 shares of common stock, par value $.10 per
share.   As of February 19, 2001, we had 1,383,704,167 shares of
our common stock outstanding, plus currently exercisable warrants to purchase 32,078,160 shares of our common stock.

     All our shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.

     In the event of a liquidation, dissolution or winding up of our operations, whether voluntary or involuntary, and subject to the rights of any preferred stockholders, the holders of our common stock would be entitled to receive, on a pro rata basis, all of our remaining assets available for distribution to our stockholders.

   We have not paid cash dividends on our common stock, with the exception of 1983, since our inception. We do not anticipate paying any dividends at any time in the foreseeable future. Our Articles of Incorporation restrict our ability to pay cash dividends under certain circumstances. For example, our board can only declare dividends subject to any prior right of our preferred stockholders to receive any accrued but unpaid dividends. In addition, our board can only declare a dividend to our common stockholders from net assets that exceed any liquidation preference on any outstanding preferred stock.


     Our board of directors unanimously approved a resolution to propose that the stockholders increase the number of authorized shares of common stock to 2,500,000,000 by amending our Articles of Incorporation.

     Although we don't currently have any specific plans to issue additional shares, if you approve the increase, our board of directors will be able to authorize the sale of those shares without your additional approval. Our board will have the ability to use the shares to raise more capital to fund our operations and research and development projects, to invest in other companies that already generate revenues or have short-term revenue-generating potential, in order to support the capital needs of our current projects. Our board will authorize our management to use any funds raised to fund existing or new research and development projects, or other investments, as our management determines is in the best interest of our company.

     Our management does not believe that, until full-scale manufacturing of the noninvasive glucose sensor begins, or the sale of our other products generate meaningful revenues, we presently have alternative means to raise additional funds. Because the market price for our stock has remained low it has been necessary to sell more shares than originally anticipated in order to raise sufficient capital; therefore, our management and our board believe that it's necessary to authorize more shares. The proposal to increase the number of authorized shares is part of our management's long-term plan to continue funding our existing and future research and development projects, and to fund manufacturing start-up of the noninvasive glucose sensor. Any future sale of additional shares, whether in a public or private offering, will dilute your holdings. Our management has no current specific plans for any proceeds received from the future sale of the additional shares, but may use any proceeds to continue funding existing research and development projects, manufacturing, and other unrelated projects which they believe are in the best interest of our company. Those projects are risky, and our management can't assure you that any project will be successful or profitable.

     Although our stockholders approved a reverse stock split of up to one for twenty in June 1998, we have no current plans to conduct a reverse stock split.

     Our common stock trades on the electronic bulletin board.

     Our board of directors recommends that you approve the proposal to amend our Articles of Incorporation to increase the number of our authorized shares of common stock to 2,500,000,000. We need a majority to approve the increase. If you don't specify any vote and you send in a properly executed proxy, your stock will be voted in favor of the increase.

OUR BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

                DIRECTORS AND EXECUTIVE OFFICERS


   Name              Age      Director             Position
                               Since

Fred E. Cooper        54       1989           Chief Executive Officer,
                                              Executive Vice President,
                                              Director

Anthony J. Feola      52       1990           Senior Vice President,
                                              Director

Michael P. Thompson   50                      Chief Financial Officer

Glenn Keeling         49       1991           Vice President, Director

Stan Cottrell         57       1998           Director

Paul W. Stagg         53       1998           Director


FRED E. COOPER, 54, is our chief executive officer, executive vice president and a director; he devotes approximately 60% of his time to BICO, and 40% to Diasensor.com. Prior to joining us, Mr. Cooper co-founded Equitable Financial Management, Inc. of Pittsburgh, PA, where he was the executive vice president until
he left in August 1990.   Our board of directors appointed him
chief executive officer in January 1990. He is also an officer and director of Diasensor.com and a director of Petrol Rem and Coraflex.

ANTHONY J. FEOLA, 52, rejoined BICO as our senior vice president in April 1994, after serving as Diasensor.com's vice president of marketing and sales from January 1992 until April 1994. Prior to January 1992, he was our vice president of marketing and sales. Prior to joining us in November 1989, Mr. Feola was vice president and chief operating officer with Gateway Broadcasting in Pittsburgh in 1989, and national sales manager for Westinghouse Corporation, also in Pittsburgh, from 1980 until 1989. He was elected a director in February 1990, and also serves as a director of Diasensor.com, Coraflex, and Petrol Rem.

MICHAEL P. THOMPSON, 50, joined BICO as our interim chief financial officer in August 2000, and was elected our chief financial officer by our board of directors in January 2001. Prior to joining us, he was a partner in Thompson Dugan, P.C., the CPA firm that served as our outside auditors until August, when Mr. Thompson joined us as interim CFO. He has been a CPA for over 25 years.

GLENN KEELING, 49, joined our board of directors in April 1991. Mr. Keeling currently is a full-time employee of BICO in the position of vice president of marketing; his primary responsibilities are to manage our ViaCirQ operations. From 1976 through 1991, he was a vice president in charge of new business development at Equitable Financial Management, Inc., a regional equipment lessor. His responsibilities included initial contacts with banks and investment firms to open new lines of business referrals in connection with financing large equipment transactions. He is also president and a director of ViaCirQ.

STAN COTTRELL, 57, was appointed to our board of directors in 1998. Mr. Cottrell is the chairman and founder of Cottrell Associates International, Inc., which provides international business development, brokerage, specialty marketing and promotional services. He is a former director of marketing for Inhalation Therapy Services and was employed by Boehringer Ingelheim, Ltd. as a national product manager. Mr. Cottrell is a world ultra-distance runner and the author of several books.

PAUL W. STAGG, 53, was appointed to our board of directors in 1998. Mr. Stagg is the owner of P.C. Stagg, LLC. Prior to his current position, he was the marketing manager for the Wholesale Division of First Financial Resources, Inc., where he was responsible for marketing, underwriting, sorting and coordinating various types of financing for institutional investors. Prior to his current position, he was district distributor of marketing for Ginger Mae, a division of United Companies of Baton Rouge, LA.


         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          We share common officers and directors with our subsidiaries. In addition, BICO and Diasensor.com have entered into several intercompany agreements including a purchase agreement, a research and development agreement and a manufacturing agreement, which we describe later in this section. Our management believes that it was in our the best interest to enter into those agreements and that the transactions were based upon terms as fair as those which may have been available in comparable transactions with third parties. However, we did not hire any unaffiliated third party to determine independently the fairness of those transactions. Our policy concerning related party transactions requires the approval of a majority of the disinterested directors of both the corporations involved, if applicable.

Employment Relationships

          Our board of directors approved employment agreements on November 1, 1994 for our current officers, Fred E. Cooper,
Anthony J. Feola and Glenn Keeling, and approved an employment agreement for Michael P. Thompson in August 2000.

             Fred E. Cooper, chief executive officer, executive vice president and a director, is a director of Diasensor.com, and Petrol Rem. He is also the president of Diasensor.com. Mr. Cooper devotes approximately 60% of his time to BICO and 40% to Diasensor.com. Anthony J. Feola, senior vice president and a director, is also a director of Diasensor.com, and Petrol Rem.
Glenn Keeling is a vice president and a director.   Mr. Keeling
is also the president and a director of ViaCirQ, formerly IDT. Michael P. Thompson is our new chief financial officer. He is also the chief financial officer for Diasensor.com, and Petrol Rem.

Property

          Two of our current executive officers and/or directors and three former directors are members of the nine-member 300 Indian Springs Road Real Estate Partnership that in July 1990 purchased our real estate in Indiana, Pennsylvania. Each member of the partnership personally guaranteed the payment of lease
obligations to the bank providing the funding.   The five members
of the partnership who are also current or former officers and/or directors of BICO, David L. Purdy, Fred E. Cooper, Glenn Keeling, Jack H. Onorato and C. Terry Adkins, each received warrants on June 29, 1990 to purchase 100,000 shares of our common stock at an exercise price of $.33 per share until June 29, 1995. Those warrants still outstanding as of the original expiration date
were extended until June 29, 2001.   Mr. Purdy, who was a
director and executive officer at the time of the transaction, resigned from our board of directors on June 1, 2000, and resigned as an officer in November 2000, effective February 2001. Mr. Adkins, who was a director at the time of the transaction, resigned from our board of directors on March 30, 1992. Mr. Keeling, who was not a director at the time of the transaction,
joined our board of directors on May 3, 1991.   Mr. Onorato, who
was not a director at the time of the transaction, was a BICO director from September 1992 until April 1994.

           Like all our warrants, the warrants issued to the members of 300 Indian Springs Road Real Estate Partnership had exercise prices equal to or above the current quoted market price of our common stock on the date of issuance.

Warrants

     On  April  28,  1999, we granted warrants  to  purchase  our common stock at $.129 per share until April 28, 2004 in the following amounts: 4,000,000 to Fred E. Cooper, our chief executive officer and a director; 2,000,000 to Anthony J. Feola, our senior vice president and a director; 2,000,000 to Glenn Keeling, our vice president and a director; 4,000,000 to David L. Purdy, our former chairman and director; 250,000 to Stan Cottrell, a director; and 250,000 to Paul Stagg, a director. The exercise price of $.129 per share was equal to the market price on April 28, 1999.

     On August 28, 2000, we granted warrants to purchase 1,000,000 shares of our common stock at $.125 per share until August 28, 2005 to Michael P. Thompson, our chief financial officer. The exercise price of $.125 per share was equal to the market price on August 28, 2000.

     On February 1, 2001, we granted warrants to purchase 200,000 shares of our common stock at $.102 per share until February 1, 2006 to Paul Stagg, a director. The exercise price of $.102 per share was equal to the market price on February 1, 2001.

Loans

          In 1999, we consolidated all of Fred E. Cooper's outstanding loans from us, including accrued interest, into one loan in the amount of $777,399.80 at 8% interest. Mr. Cooper
began repaying the loans in May of 1999.   The loan balance as of
January 31, 2001 was $710,864. Our board of directors - with Mr. Cooper abstaining - approved these loans because they were for a good business purpose. The business purposes were: to provide Mr. Cooper with funds during his initial years with BICO, when he waived a salary; and to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Cooper had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message. In addition, Mr. Cooper owns 30% of a corporation called B-A-Champ.com, an internet company. During 1999 and 2000, we loaned B-A-Champ.com an aggregate of $55,256 at 6% interest. In 2000, we converted that outstanding loan to common stock and invested an additional $400,000 - we now own 5,087,511 shares of stock, resulting in BICO's total ownership of 51% ownership of B-A-Champ.com. The business purpose of the loan and the conversion was that we received an equity interest in that company, which expects to generate revenues.

     In 1999, we consolidated all of Anthony J. Feola's outstanding loans from us, including accrued interest, into one loan in the amount of $259,476.82 at 8% interest. Mr. Feola began repaying the loans in May of 1999. The loan balance as of January 31, 2001 was $219,758. Our board of directors approved these loans - with Mr. Feola abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Feola had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

     In 1999, we consolidated all of Glenn Keeling's outstanding loans from us, including accrued interest, into one loan in the amount of $296,358.07 at 8% interest. Mr. Keeling began repaying
the loans in May of 1999.   The loan balance as of January 31,
2001 was $235,804.  Our board of directors approved these loans
- with Mr. Keeling abstaining - because they were for a good business purpose. The business purpose was to refinance loans secured by BICO stock, so the stock wouldn't have to be sold. We believe that if Mr. Keeling had been forced to sell his stock, and to disclose the sale, it would have hurt our stock price because many people view insider stock sales as a negative message.

          In September 1995, we granted a loan in the amount of $250,000 to Allegheny Food Services in the form of a one-year renewable note bearing interest at prime rate as reported by the Wall Street Journal plus 1%. Interest and principal payments have been made on the note, and as of January 31, 2001, the balance was $77,723. Our board of directors approved this loan because of its business purpose - in return for granting the loan, we received an option to purchase a franchise owned by Joseph Kondisko, a former director of Diasensor.com, who is a principal owner of Allegheny Food Services. The franchise generates revenue, which is why we made the investment - until our products begin to generate significant revenues, we investigate other ways to generate revenue to fund our operations. We have not exercised the option, which has an exercise price of $200,000, but it remains valid until 2005.

          All future loans to officers, directors and their affiliates will also be made only after board approval, and for good business purposes.

             Compare 5-Year Cumulative Total Return
                      Among BICO ("BIKO"),
                 Market Index and SIC Code Index



To be inserted in Definitive Proxy Materials.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                         AND MANAGEMENT


     The following table sets forth the indicated information as of December 31, 2000 with respect to each person who we know is beneficial owner of more than 5% of the outstanding common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

     As of December 31, 2000, we had 1,383,704,167 shares of our common stock outstanding. The table below shows the common stock currently owned by each person or group, including common stock underlying warrants, all of which are currently exercisable, as of December 31, 2000. The right-hand column sets forth the percentage of the total number of shares of common stock outstanding as of December 31, 2000, which would be owned by each named person or group if they exercised all of their warrants, together with common stock they currently owned. An asterisk - *
- means less than 1%. Except as otherwise indicated, each person has the sole power to vote and dispose of each of the shares listed in the columns opposite his name.


Name and                 Amount and      Percent of Beneficial
Address of               Nature of       Ownership of
Beneficial               Beneficial      Total Outstanding
Owner                    Ownership (1)   Common Stock (2)

David L. Purdy (3)       4,167,340 (4)   *
Box 121A R.D. #2
Marion Center, PA  15759

Fred E. Cooper           6,076,200 (5)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA  15220

Stan Cottrell              350,000 (6)   *
4619 Westhampton Drive
Tucker, GA 30084

Anthony J. Feola         3,404,000 (7)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

Glenn Keeling            2,738,500 (8)   *
2275 Swallow Hill Road
Building 2500,2nd Floor
Pittsburgh, PA 15220

Paul Stagg                 370,000 (9)   *
168 LaLanne Road
Madisonville, LA 70447

Michael P. Thompson      1,000,000(10)   *
2275 Swallow Hill Road
Bldg. 2500, 2nd Floor
Pittsburgh, PA 15220

All directors           18,106,040(11)   1.3%
and executive
officers as a
group (7 people)


(1) Includes ownership of all shares of common stock which each named person or group has the right to acquire, through the exercise of warrants, within sixty (60) days, together with the common stock currently owned.

(2) Represents total number of shares of common stock owned by each person, which each named person or group has the right to acquire, through the exercise of warrants within sixty (60) days, together with common stock currently owned, as a percentage of the total number of shares of common stock outstanding as of December 31, 2000. For individual computation purposes, the total number of shares of common stock outstanding as of December 31, 2000 has been increased by the number of additional shares which would be outstanding if the person or group exercised all outstanding warrants.

(3) Does not include shares held by Mr. Purdy's adult children.
Mr. Purdy disclaims any beneficial interest to shares held by members of his family. In November 2000, Mr. Purdy resigned effective February 2001.

(4) Includes currently exercisable warrants to purchase the following: 187,200 shares of common stock at $.25 per share until April 24, 2001; 80,000 shares of common stock at $.33 per share until June 29, 2003; 500,000 shares of common stock at $.25 per share until May 1, 2001; and 3,000,000 shares of common stock at $.129 per share until April 28, 2004.

(5) Includes currently exercisable warrants to purchase the following: 300,000 shares of common stock at $.25 per share until May 1, 2001; and 4,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Cooper is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(6) Includes currently exercisable warrants to purchase 250,000 shares of common stock at $.129 per share until April 28, 2004.

(7) Includes currently exercisable warrants to purchase the following: 100,000 shares of common stock at $.25 per share until November 26, 2003; 100,000 shares of common stock at $.25 per share until May 1, 2001; 350,000 shares of common stock at $.50 per share until October 11, 2002; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Feola is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(8) Includes currently exercisable warrants to purchase 100,000 shares of common stock at $1.48 per share until August 26, 2001; and 2,000,000 shares of common stock at $.129 per share until April 28, 2004. In addition, Mr. Keeling is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(9) Includes currently exercisable warrants to purchase 20,000 shares of common stock at $.06 per share until April 27, 2003;
and 250,000 shares of common stock at $.129 per share until April
28, 2004.

(10) Includes currently exercisable warrants to purchase
1,000,000 shares of common stock at $.125 per share until August
28, 2005. In addition, Mr. Thompson is entitled to certain shares of common stock upon a change of control of BICO as defined in his employment agreement.

(11) Includes shares of common stock available under currently exercisable warrants to purchase an aggregate as set forth above.

                      STOCKHOLDER PROPOSALS

     All stockholder proposals to be presented at the next Annual
Meeting of the Company must be received by the Company at its principal executive offices by February 28, 2001 for inclusion in the proxy materials relating to the next Annual Meeting.

                          OTHER MATTERS

     Our management does not know of any other matters that are
to be presented for action at the meeting.   Should any other
matter come before the meeting, however, the person named in the enclosed proxy shall have discretionary authority to vote all shares represented by valid proxies with respect to such matter in accordance with his judgment.

               WHERE YOU CAN FIND MORE INFORMATION

     The securities laws require us to file reports and other
information.   All of our reports can be reviewed at the SEC's
web site, at www.sec.gov through the SEC's EDGAR database.   You
can also review and copy any report we file with the SEC at the SEC's Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C., or at the SEC's regional offices, including the ones located at 601 Walnut Street, Curtis Center, Suite 1005E, Philadelphia, PA 19106-34322; and 75 Park Place, New York, NY. You can also order copies for a fee from the SEC's Public Reference section, at 450 Fifth Street, N.W. Washington,
D.C. 20549.   Our stock trades on the electronic bulletin board.

     This proxy omits certain information that is contained in the other reports we filed with the SEC. Our most recent financial statements and other information regarding our operations can be found in the reports listed below, and you should review those reports along with this proxy.




           OTHER IMPORTANT DOCUMENTS YOU SHOULD REVIEW

     Our latest financial statements, as well as other important information, are contained in the following documents, all of
which are incorporated by reference to this proxy.    The SEC
allows us to disclose important information to you by referring to other documents. We are also permitted to include the following reports, which have been filed with the SEC, as well as the reports we file with the SEC in the future, as part of this proxy, without copying the reports into the proxy. This is known
as incorporation by reference.    The following documents are
incorporated by reference:

   (a)  Our Annual Report on Form 10-K for the fiscal year ended
        December 31, 2000
   (b)  Our Form 8-Ks filed on the following dates:

             [to be inserted in definitive proxy if applicable]


     We will send you a copy of these documents if you ask for them. If you want to receive copies, please contact our Shareholder Relations department at: Shareholder Relations Department, BICO, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.






                               By Order of the Board of Directors


                               ______________________________
                               Anthony J. Feola, Secretary


PRELIMINARY PROXY CARD




BICO, INC. PROXY
2275 Swallow Hill Road                      THIS PROXY IS SOLICITED ON
Pittsburgh, PA  15220                       BEHALF OF THE BOARD OF DIRECTORS


      The undersigned, having received the notice of the special meeting of stockholders and the BICO, Inc. proxy statement,
hereby appoint(s)   Anthony J. Feola   proxy   of the undersigned
(with   full   power   of substitution) to attend the special
meeting and all adjournments thereof and there vote all of the undersigned's shares of BICO common stock that the undersigned would be entitled to vote if he, she or they personally attended the meeting, on all matters presented for a vote. To cast your vote, please check the box next to the appropriate response.

1. Approval of an amendment to the Company's Articles of Incorporation to increase the number of authorized shares of common stock to 2,500,000,000.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN


2. In his discretion upon the transaction of other business as may properly come before the special meeting.

                    |  | FOR   |  | AGAINST   |  | ABSTAIN

      The undersigned hereby revokes all previous proxies for the special meeting, acknowledges receipt of the notice of the special meeting and proxy statement furnished therewith and ratifies all that the said proxies may do by virtue hereof.

      This proxy when properly executed will be voted in the manner specified herein. If no specification is made, this proxy will be voted in favor of Item 1 and the authority provided by
Item 2 will be deemed granted.

      Please sign exactly as name appears below. Joint owners should each sign personally. If signing in any fiduciary or representative capacity, give full title as such. For shares held by a corporation, please affix corporate seal.


                        Date:____________________________________

                             ____________________________________
                             Signature

                             _____________________________________
                             Sign, date and return this proxy
                             Immediately in the enclosed envelope
                             To Chase-Mellon Shareholder Services

   NOTE: ONLY BONA FIDE STOCKHOLDERS WILL BE ADMITTED TO THE
SPECIAL STOCKHOLDERS MEETING; PHOTO IDENTIFICATION AND PROOF OF
OWNERSHIP AS OF THE RECORD DATE WILL BE REQUIRED FOR ADMITTANCE.